Exhibit 99.1

Norman R. Sorensen Joins Encore Capital Group’s Board of Directors

SAN DIEGO – December 13, 2011 – Encore Capital Group today announced that Norman R. Sorensen has been named to the company’s Board of Directors. Mr. Sorensen is chairman of Principal International, the International Asset Management and Accumulation division of the Principal Financial Group. Previously, he was a senior executive at American International Group and held a number of senior international marketing and general management positions at Citigroup and at American Express Company.

“Norman has significant experience developing and nurturing consumer financial services products around the world,” said Encore’s Executive Chairman George Lund. “He will bring invaluable perspective to the company and to the board, and we believe that Encore will benefit from his professional background as well as his deep experience in corporate governance and the financial services industry.”

Outside of Encore and Principal International, Sorensen is a director of Sara Lee Corporation. Additionally, he is the Chairman of the International Insurance Society; a member of the Financial Services Roundtable; a member of the Council on Foreign Relations; and a former Chairman of the U.S. Coalition of Service Industries. Mr. Sorensen also has significant experience working with government and intergovernmental organizations on international trade and economic issues.

Mr. Sorensen is a graduate of the United States Air Force Academy and of Columbia University’s Executive Program for International Managers.

About Encore Capital Group, Inc.

Encore Capital Group is a leader in consumer debt buying and recovery. We purchase portfolios of defaulted consumer receivables from major banks, credit unions, and utility providers and partner with individuals as they repay their obligations and work toward financial recovery. Our success and future growth are driven by our sophisticated and widespread use of analytics, our broad investments in data and behavioral science, the significant cost advantages provided by both our operations in India and our enterprise-wide, account-level cost database, and our demonstrated commitment to conduct business ethically and in ways that support our consumers’ financial recovery.

Headquartered in San Diego, we are a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P SmallCap 600, and the Wilshire 4500. More information about Encore can be found at www.encorecapital.com.

Forward Looking Statements

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will” or “believe,” constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements may include, but are not limited to, statements regarding our performance or prospects. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results to be materially different from any future results implied by such forward-looking statements. Please refer to our Forms 10-K, 10-Q and 8-K, as filed with the Securities and Exchange Commission for more information about such risks.

For media inquiries, please contact:

George Durham

Encore Capital Group george.durham@encorecapital.com

(858) 309-9491

Mary McCeney

MSLGROUP, for Encore Capital Group mary.mcceney@mslgroup.com

(646) 500-7738

SOURCE: Encore Capital Group, Inc.